EXHIBIT 99.1

AZZ incorporated Reports Third quarter and
Year-To-Date Financial Results of Fiscal Year 2011

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 7, 2011 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and nine-month periods ended November 30, 2010, which includes the acquisition of North American Galvanizing effective June 14, 2010. Revenues for the third quarter were $102.9 million compared to $81.5 million for the same quarter last year, an increase of 26 percent. Net income for the third quarter was $9.7 million, or $0.77 per diluted share, compared to net income of $8.7 million, or $0.70 per diluted share, in last year’s third fiscal quarter.

For the nine-month period, the Company reported revenues of $280.0 million compared to $272.2 million for the comparable period last year, an increase of 3 percent.  Net income for the nine months was $25.7 million, or $2.04 per diluted share, compared to $29.8 million, or $2.39 per diluted share in the comparable period of last year.  For the first nine months, expenses related to the acquisition of North American Galvanizing adversely impacted earnings per diluted share by $0.09.

Backlog at the end of our third quarter was $101.7 million. Backlog at the end of the third quarter of FY 2010 was $131.8 million and $109.9 million at February 28, 2010.  Incoming orders for the third quarter were $98.1 million while shipments for the quarter totaled $102.9 million, resulting in a book to ship ratio of 95 percent. Based upon current customer requested delivery dates and our production schedules, 40 percent of the backlog at November 30, 2010 is expected to ship in the current fiscal year.  Of the backlog of $101.7 million, 40 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the third quarter of FY 2011 were $41.1 million as compared to $43.6 million for the same quarter last year, a decrease of 6 percent.  Operating income for the segment decreased 32 percent to $6.2 million compared to $9.1 million in the same period last year.  Operating margins for the third quarter were 15 percent compared to 21 percent in the same period last year. For the first nine months, revenues decreased 23 percent to $119 million and operating income decreased 36 percent to $20.3 million compared to $154.6 million and $31.7 million respectively.  Operating margins for the first nine months was 17 percent compared to 21 percent in the same period last year.

Revenues for the Company’s Galvanizing Service Segment for the third quarter were $61.8 million, compared to the $37.9 million in the same period last year, an increase of 63 percent.  The acquisition of North American Galvanizing accounted for $18.3 million of the increase in revenues.  Operating income was $15.4 million as compared to $10.5 million in the prior period, an increase of 46 percent. The acquisition of North American Galvanizing contributed $4.5 million of the operating income. Tonnage shipped increased 58 percent when compared to the prior period. Operating margins for the third quarter were 25 percent, compared to 28 percent in the same period last year. For the nine months of Fiscal 2011, revenues increased 37 percent to $161 million and operating income increased 18 percent to $42.1 million compared to $117.6 million and $35.6 million respectively, for the first nine months of the prior year.  Operating margins were 26 percent compared to 30 percent in the prior period.  The contribution for the first nine months from the acquisition of North American Galvanizing was $33.4 million in revenues and $8 million in operating income.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “The third quarter was another quarter of effective execution of our opportunities and we continue to be very pleased with the positive impact and the assimilation of North American Galvanizing.  We are pleased that the revenues and operating income exceeded those for the same period last year.  The markets for our galvanizing services have continued to show improvement.  However, the markets for our electrical and industrial products have not shown the level of stability or the recovery that we had anticipated.   Utility spending levels need to increase for us to see a measurable improvement.  We continue our efforts to identify additional product and market opportunities that will add growth and enhance our strategic position.”

The Company anticipates entering into an additional Note Purchase Agreement in January of 2011 pursuant to which the Company would issue $125 million aggregate principal amount unsecured Senior Notes due in January of 2021 at a fixed rate of 5.42 percent, through a private placement.  The Company anticipates using the proceeds from the 2011 Note Offering for possible future acquisitions, working capital needs, capital improvements and future dividend payments.

Based upon the evaluation of information currently available to management, the company’s issued projections for Fiscal 2011, that revenues would be in the range of $385 to $395 million and that fully diluted earnings per share would be in the range of $2.70 to $2.85, remains unchanged. We do not expect to fully realize all synergistic benefits of the North American Galvanizing acquisition until the first quarter of FY 2012.

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal year 2011 at 11:00 A.M. ET on Friday, January 7, 2011.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #446831, or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects, “ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ or NGA, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30, 2010	November 30, 2009	November 30, 2010	November 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	102,898	$81,518	279,963	$272,167
Costs and Expenses:
Cost of Sales	75,253	55,805	199,702	186,152
Selling, General and Administrative	10,918	10,238	35,423	33,751
Interest Expense	1,787	1,729	5,246	5,146
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	7	(48)	(51)	(118)
Other (Income)	(257)	(82)	(1,017)	(464)
	$87,708	$67,642	$239,304	$224,467

Income before income taxes	15,190	$13,876	$40,659	$47,700
Income Tax Expense	5,472	5,133	14,921	17,938
Net income	$9,718	$8,743	$25,738	$29,762
Net income per share
Basic	$0.78	$0.71	$2.07	$2.43
Diluted	$0.77	$0.70	$2.04	$2.39
Diluted average shares outstanding	12,622	12,521	12,590	12,469

Segment Reporting
(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2010	November 30, 2009	November 30, 2010	November 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$41,051	$43,622	$118,980	$154,576
Galvanizing Services	61,847	37,896	160,983	117,591
	$102,898	$81,518	$279,963	$272,167

Segment Operating Income (a):
Electrical and Industrial Products	$6,185	$9,109	$20,333	$31,715
Galvanizing Services	15,421	10,537	42,135	35,634
Total Segment Operating Income	$21,606	$19,646	$62,468	$67,349

Condensed Consolidated Balance Sheet
(in thousands)

	November 30, 2010	February 28, 2010
	(unaudited)	(audited)

Assets:
Current assets	$153,118	$207,453
Net property, plant and equipment	$124,941	$87,365
Other assets, net	$155,976	$87,143
Total assets	$434,035	$381,961

Liabilities and shareholders’ equity:
Current liabilities	$54,487	$43,628
Long term debt due after one year	$100,000	$100,000
Other liabilities	$30,655	$10,467
Shareholders’ equity	$248,893	$227,866
Total liabilities and shareholders’ equity	$434,035	$381,961

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Nine Months Ended
	November 30, 2010		November 30, 2009
	(unaudited)		(unaudited)

Net cash provided by (used in) operating activities		$25,528	$65,495
Net cash provided by (used in) investing activities		$(114,883)	$(16,715)
Net cash provided by (used in) financing activities	$	(14,552)	$2,144
Effect of exchange rate changes on cash	$	(47)	$ (48)
Net increase (decrease) in cash and cash equivalents		$(103,954)	$50 ,876
Cash and cash equivalents at beginning of period		$110,607	$47,557
Cash and cash equivalents at end of period		$6,653	$98,433

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